EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated April 9, 2003 on our audit of the consolidated financial statements and schedule of CareerEngine Network, Inc. and subsidiaries (the "Company") as of December 31, 2002 and for the year then ended. We also consent to the reference to our Firm under the caption "Experts" included in the Registration Statement.



Eisner LLP


New York, New York
May 24, 2004